Exhibit 99.1

SWS Reports 31% Increase in Income from Continuing Operations for Fiscal 2007

DALLAS, August 29, 2007 – SWS Group, Inc. (NYSE: SWS) today reported net income of $37.6 million, or diluted earnings per share (EPS) of $1.38, on net revenues of $273.6 million for fiscal 2007, compared with net income of $41.4 million, or diluted EPS of $1.57, on net revenues of $252.9 million for fiscal 2006. (Net revenue is defined as total revenue less interest expense.)

The 2006 figures include operating results and a gain on sale of FSB Financial, the former auto finance subsidiary of the company’s bank. SWS sold the assets of the auto finance subsidiary in March 2006, resulting in an after-tax gain of $11.4 million. The business of this subsidiary is presented as discontinued operations.

For fiscal 2007, SWS recorded income from continuing operations of $37.5 million, or diluted EPS from continuing operations of $1.37 compared with income from continuing operations of $28.6 million, or diluted EPS from continuing operations of $1.08, for fiscal 2006.

The company’s ownership of NYSE Euronext (NYX) stock resulted in after-tax gains of $758,000 and $3.4 million for fiscal 2007 and fiscal 2006, respectively. Fiscal 2007 results also benefited from a $2.3 million non-taxable gain from insurance proceeds. Excluding these items, SWS’ adjusted income from continuing operations was $34.5 million, or $1.26 per share, in fiscal 2007, compared with $25.3 million, or 95 cents per share, a year ago. (See Non-GAAP Reconciliation Table.)

“We are very pleased with our financial results,” said Chief Executive Officer Donald W. Hultgren. “We ended the fiscal year with a strong fourth quarter, and we exceeded our ROE target of 12.5 percent for the year.”

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SWS Reports Fiscal 2007 and Fourth Quarter Results / 2

For the fourth quarter ended June 29, 2007, SWS recorded net income of $7 million, or diluted EPS of 25 cents, on net revenues of $65.5 million, compared with net income of $5.4 million, or diluted EPS of 20 cents, on net revenues of $60.2 million in the fourth quarter of the prior fiscal year.

Hultgren said Southwest Securities, FSB, the company’s community bank, continues to make progress toward having a more diversified loan portfolio. He noted that the bank began the new fiscal year by significantly expanding its SBA Department, adding eight experienced SBA professionals to expand services to small business owners and enhance the bank’s Preferred SBA Lender status.

For fiscal 2007, net revenues increased $20.7 million. Commissions increased $4.9 million or 6 percent primarily from both the retail and institutional brokerage segments. Net interest increased $12.8 million or 16 percent primarily from an increase in average loan balances at the bank and net interest from securities lending. Investment banking, advisory and administrative fees were up $3.6 million or 12 percent as a result of an increase in corporate finance fees. Other revenue increased $2.6 million or 11 percent as a result of $2.3 million in insurance policy proceeds and an increase of $3.2 million in fees from the sale of insurance products, partially offset by a $2.5 million decrease in earnings on equity investments. Net gains on principal transactions declined $1 million or 6 percent and clearing revenues decreased $2.2 million or 15 percent. The prior fiscal year’s net gains on principal transactions included $5.2 million realized upon the merger of NYSE and Archipelago into NYX. The decrease in clearing revenues was due to decreased revenue from general securities correspondents after the loss of a large correspondent through an acquisition.

Year-over-year operating expenses increased $8.5 million. Commissions and other employee compensation increased $15 million or 10 percent, partially offset by a $5.8 million decrease in other expenses. The increase in commissions and other employee compensation was primarily the result of increased variable compensation from increased commission and investment banking revenue as well as higher costs associated with employee benefits. The decrease in other expenses reflected lower legal expenses, loan loss allowance expenses, audit fees and financial advisory expenses. These decreases were offset by increases in contract labor, check processing expense and taxes.

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SWS Reports Fiscal 2007 and Fourth Quarter Results / 3

Net revenue for the fourth quarter was $65.5 million, an increase of 9 percent over net revenue for the fourth quarter of fiscal 2006. Pretax income of $10.9 million was up $2.7 million, or 33 percent, over pretax income recorded for the prior year’s fourth quarter.

The retail and institutional brokerage segments both produced increased commission revenue for the quarter while the banking segment and the stock loan business contributed to the increase in net interest. Operating expenses for the quarter were up 5 percent on increased variable compensation expense offset by reduced legal and loan loss allowance expenses.

Southwest Securities processed 23.5 million securities transactions in fiscal 2007 compared with 16.2 million in fiscal 2006, an increase of 45 percent. The firm served 209 correspondents at the end of fiscal 2007.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc, a full-service brokerage and clearing firm; Southwest Securities, FSB, a community bank; SWS Financial Services, Inc., a brokerage firm serving independent registered reps and their customers, and Southwest Insurance Agency.

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

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SWS Reports Fiscal 2007 and Fourth Quarter Results / 4

Non-GAAP Reconciliation

SWS has included the presentation of income from continuing operations and diluted earnings per share from continuing operations, excluding the impact of the gain realized with our investment in NYX common stock and the proceeds from company insurance. SWS believes this presentation is useful to investors because it is more indicative of SWS’ income from ongoing operations and diluted earnings per share from ongoing operations. Management has provided this information to assist the reader in understanding the impact of our investment in the NYX for fiscal 2006 and fiscal 2007 and the gain recognized on company owned insurance in fiscal 2007. While management believes these non-GAAP financial measures are useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

(In thousands, except per share amounts)

	Fiscal Year 2007	Fiscal Year 2006
Income from continuing operations	$37,507	$28,637
Impact of NYX	(758)	(3,355)
Gain from insurance proceeds	(2,289)	—

Adjusted income from continuing operations	$34,460	$25,282

EPS from continuing operations – diluted – GAAP	$1.37	$1.08
Impact of NYX	(0.03)	(0.13)
Gain from insurance proceeds	(0.08)	—

EPS from continuing operations – diluted – adjusted	$1.26	$0.95

Earnings growth	33%

Segment Results

(In thousands, except per share amounts)

	Fiscal 2007		Fiscal 2006		4th Quarter 2007		4th Quarter 2006
	Net Revenue	Pretax Income	Net Revenue	Pretax Income	Net Revenue	Pretax Income	Net Revenue	Pretax Income
Clearing	$38,677	$19,950	$37,488	$16,462	$10,215	$5,502	$9,676	$4,391
Retail Brokerage	76,715	13,015	69,845	9,607	19,670	3,450	17,797	2,911
Institutional Brokerage	101,619	29,839	83,868	22,472	23,489	5,407	19,476	4,983
Bank	51,106	25,235	44,748	20,271	13,546	6,539	12,083	6,051
Other Consolidated Entities	5,498	(31,826)	16,995	(24,791)	(1,457)	(9,985)	1,210	(10,146)

Consolidated	$273,615	$56,213	$252,944	$44,021	$65,463	$10,913	$60,242	$8,190

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SWS Reports Fiscal 2007 and Fourth Quarter Results / 5

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 29, 2007 and June 30, 2006

(In thousands, except par values and share amounts)

	June 29, 2007	June 30, 2006
Assets
Cash and cash equivalents	$128,760	$41,674
Assets segregated for regulatory purposes	319,265	345,028
Receivable from brokers, dealers and clearing organizations	3,117,766	2,821,512
Receivable from clients, net of allowances	344,125	373,245
Loans held for sale	148,013	124,874
Loans, net	756,037	642,541
Securities owned, at market value	119,621	159,004
Securities purchased under agreements to resell	42,486	63,636
Goodwill	7,552	7,552
Marketable equity securities available for sale	3,793	3,593
Other assets	87,167	75,192

Total assets	$5,074,585	$4,657,851

Liabilities and Stockholders’ Equity
Short-term borrowings	$4,000	$30,500
Payable to brokers, dealers and clearing organizations	3,051,956	2,775,564
Payable to clients	581,118	617,697
Deposits	897,150	705,894
Securities sold under agreements to repurchase	17,829	7,719
Securities sold, not yet purchased, at market value	63,470	96,909
Drafts payable	25,718	29,144
Advances from Federal Home Loan Bank	66,989	47,094
Other liabilities	59,482	57,217

Total liabilities	4,767,712	4,367,738

Minority interest in consolidated subsidiaries	426	641

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 28,197,278 and outstanding 27,491,528 shares at June 29, 2007; issued 27,424,611 and outstanding 26,591,891 shares at June 30, 2006	2,819	1,828
Additional paid-in capital	268,575	255,331
Retained earnings	39,729	37,968
Accumulated other comprehensive income – unrealized holding gain, net of tax	1,417	1,225
Deferred compensation, net	1,644	1,610
Treasury stock (705,750 shares at June 29, 2007 and 832,720 shares at June 30, 2006, at cost)	(7,737)	(8,490)

Total stockholders’ equity	306,447	289,472

Total liabilities and stockholders’ equity	$5,074,585	$4,657,851

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SWS Reports Fiscal 2007 and Fourth Quarter Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three and twelve months ended June 29, 2007 and June 30, 2006

(In thousands, except per share and share amounts)

	Three Months Ended June 29, 2007	Three Months Ended June 30, 2006	Twelve Months Ended June 29, 2007	Twelve Months Ended June 30, 2006
Revenues:
Net revenues from clearing operations	$3,338	$3,763	$12,451	$14,671
Commissions	25,136	20,033	90,398	85,516
Interest	73,904	62,900	292,062	220,666
Investment banking, advisory and administrative fees	7,164	7,900	33,411	29,781
Net gains on principal transactions	(1,006)	(145)	15,460	16,502
Other	6,618	6,197	27,116	24,482

Total revenue	115,154	100,648	470,898	391,618

Interest expense	49,691	40,406	197,283	138,674

Net revenues	65,463	60,242	273,615	252,944

Non-Interest Expenses:
Commissions and other employee compensation	39,378	35,175	159,915	144,941
Occupancy, equipment and computer service costs	6,357	6,103	23,454	23,833
Communications	2,319	2,137	8,826	9,062
Floor brokerage and clearing organization charges	1,213	1,126	3,904	3,562
Advertising and promotional	678	753	2,586	3,010
Other	4,605	6,758	18,717	24,515

Total non-interest expenses	54,550	52,052	217,402	208,923

Income from continuing operations before income tax expense	10,913	8,190	56,213	44,021
Income tax expense	3,984	2,752	18,706	15,384

Income from continuing operations	6,929	5,438	37,507	28,637
Discontinued operations:
Income from discontinued operations	44	20	175	22,596
Income tax expense	(14)	(7)	(55)	(6,833)
Minority interest	(5)	(2)	(18)	(3,067)

Income from discontinued operations	25	11	102	12,696

Income before cumulative effect of change in accounting principles	6,954	5,449	37,609	41,333
Cumulative effect of change in accounting principles, net of tax of $40	—	—	—	75

Net income	6,954	5,449	37,609	41,408
Net income (loss) recognized in other comprehensive income	(570)	(51)	192	1,087

Comprehensive income	$6,384	$5,398	$37,801	$42,495

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SWS Reports Fiscal 2007 and Fourth Quarter Results / 7

	Three Months Ended June 29, 2007	Three Months Ended June 30, 2006	Twelve Months Ended June 29, 2007	Twelve Months Ended June 30, 2006
Earnings per share – basic
Income from continuing operations	$0.25	$0.21	$1.39	$1.09
Income from discontinued operations	—	—	—	0.49
Cumulative effect of change in accounting principles, net of tax	—	—	—	—

Net income	$0.25	$0.21	$1.39	$1.58

Weighted average shares outstanding – basic	27,332,891	26,418,801	26,972,392	26,161,552

Earnings per share – diluted
Income from continuing operations	$0.25	$0.20	$1.37	$1.08
Income from discontinued operations	—	—	0.01	0.49
Cumulative effect of change in accounting principles, net of tax	—	—	—	—

Net income	$0.25	$0.20	$1.38	$1.57

Weighted average shares outstanding – diluted	27,650,866	26,754,236	27,284,218	26,420,404

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CONTACT:    Jim Bowman, Vice President – Corporate Communications, (214) 859-9335 jbowman@swst.com